Exhibit 99.(b)(4)

Execution Version

October 12, 2007

TEXTRON INC.

$750,000,000 Senior Unsecured Credit Facility
Commitment Letter

Textron Inc.

40 Westminster Street

Providence, RI 02903

Attention: Mary F. Lovejoy, Vice President and Treasurer

Ladies and Gentlemen:

You have requested that Citigroup Global Markets Inc. (“CGMI”), Banc of America Securities LLC (“BAS”) and Goldman Sachs Credit Partners L.P. (together with any of its affiliates as may be appropriate to consummate the transactions contemplated herein, “GSCP”, and together with CGMI and BAS, the “Arrangers”) agree to structure and arrange a senior unsecured credit facility in an aggregate amount of $750,000,000 (the “Facility” ) for Textron Inc., a Delaware corporation (the “Company”), that Citigroup (as defined below) commit to provide a portion of the Facility and serve as administrative agent for the Facility, that Bank of America, N.A. (“BANA”) commit to provide a portion of the Facility and serve as syndication agent for the Facility and that GSCP commit to provide a portion of the Facility and serve as documentation agent for the Facility.  For purposes of this Commitment letter, “Citigroup” means CGMI, Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as may be appropriate to consummate the transactions contemplated herein.

Each Arranger is pleased to advise you that it is willing to act as lead arranger and joint bookrunner for the Facility.

Furthermore, each of Citigroup, BANA and GSCP (the “Lead Lenders” and, together with the Arrangers, the “Lead Lender Parties”) is pleased to advise you of its several commitment to provide $250,000,000 of the Facility upon the terms and subject to the conditions set forth or referred to in this commitment letter (the “Commitment Letter”) and in the Summary of Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”); provided that such commitments shall be reduced ratably by an amount equal to 100% of the net cash proceeds of issuances of any debt securities of the Company from the date hereof until the date of the closing of the Facility.

It is agreed that Citigroup will act as the sole and exclusive administrative agent, that BANA will act as the sole and exclusive syndication agent, that GSCP will act as the sole and exclusive documentation agent, and that CGMI, BAS and GSCP will act as lead arrangers and joint bookrunners for the Facility, and each will, in such capacities, perform the duties and exercise the authority customarily performed and exercised by them in such roles.  You agree that, except as provided in the Term Sheet, no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet) will be paid in connection with the Facility unless you and we shall so agree.

We reserve the right to syndicate the Facility to a group of financial institutions (together with Citigroup, BANA and GSCP, the “Lenders”) identified by us in consultation with you.  If we elect to do so, you agree actively to assist the Arrangers in completing a syndication satisfactory to them.  Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing lending relationships, (b) direct contact between senior management and advisors of the Company and the proposed Lenders and (c) assistance in the preparation of marketing materials to be used in connection with the syndication.

The Arrangers, in consultation with the Company, will manage all aspects of any such syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders.  To assist the Arrangers in any such syndication efforts, you agree promptly to prepare and provide to the Arrangers all financial and other information with respect to the Company and its affiliates and the transactions contemplated hereby that they may reasonably request in connection with the arrangement and syndication of the Facility.  You hereby represent and covenant that all information (the “Information”) that has been or will be made available to any of us by you or any of your representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made.  You understand that in arranging and syndicating the Facility we may use and rely on the Information without independent verification thereof.

The Lead Lenders’ respective commitments hereunder and each of the Arrangers’ agreement to perform the services described herein are subject to (a)

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there not occurring or becoming known to such Lead Lender or Arranger any material adverse condition or material adverse change in or affecting the business, operations, property or condition (financial or otherwise) of the Company and its subsidiaries, in each case taken as a whole, (b) each of the Lead Lenders and Arrangers not becoming aware after the date hereof of any information or other matter affecting the Company or the transactions contemplated hereby which is inconsistent in a material and adverse manner with any such information or other matter disclosed to such Lead Lender or Arranger prior to the date hereof, (c) there not having occurred a material disruption of or material adverse change in financial, banking or capital market conditions that, in the judgment of such Lender or Arranger, could materially impair the syndication of the Facility, (d) each of the Lead Lenders’ and Arrangers’ satisfaction that prior to and during the syndication of the Facility there shall be no competing offering, placement or arrangement of any bank financing by or on behalf of the Company or any affiliate thereof, (e) the negotiation, execution and delivery on or before November 13, 2007 of definitive documentation with respect to the Facility satisfactory to each of the Lead Lenders and their counsel (such documentation, the “Facility Documentation”) and (f) the other conditions set forth or referred to in the Term Sheet.  The terms and conditions of the Lead Lenders’ respective commitments hereunder and of the Facility are not limited to those set forth herein and in the Term Sheet.  Those matters that are not covered by the provisions hereof and of the Term Sheet are subject to the approval and agreement of each of the Lead Lenders and the Company.

You agree (a) to indemnify and hold harmless the Lead Lender Parties, their affiliates and their respective officers, directors, partners, employees, advisors, and agents (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Facility, the use of the proceeds thereof or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from the willful misconduct or gross negligence of such indemnified person, and (b) to reimburse the Lead Lender Parties and their affiliates on demand for all out-of-pocket expenses (including due diligence expenses, syndication expenses, travel expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with the Facility and any related documentation (including this Commitment Letter, the Term Sheet and the definitive Facility Documentation) or the amendment, modification or waiver thereof.  No indemnified person shall be

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liable to you for any indirect or consequential damages in connection with its activities related to the Facility.

You acknowledge that each Lead Lender and its affiliates (the term “Lead Lender” being understood to refer hereinafter in this paragraph to include such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise.  No Lead Lender will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you in connection with the performance by it of services for other companies, and no Lead Lender will furnish any such information to other companies.  You also acknowledge that no Lead Lender has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies.

This Commitment Letter shall not be assignable by you without the prior written consent of the Lead Lender Parties (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto.  This Commitment Letter may not be amended or waived except by an instrument in writing signed by you, and the Lead Lender Parties.  This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement.  Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.  This Commitment Letter (together with the Term Sheet) is the only agreement that has been entered into among us with respect to the Facility and sets forth the entire understanding of the parties with respect thereto.  This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.  Each party hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter or the transactions contemplated hereby or the actions of the parties hereto in the negotiation, performance or enforcement hereof.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter or the Term Sheet nor any of their terms or substance shall be disclosed, directly or indirectly, by you to any other person except (a) to your directors, officers, employees, agents and advisors who are directly involved in the consideration of this matter, (b) as may be compelled in a judicial or administrative or other legal proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof) or (c) with our consent, provided, that the foregoing restrictions shall cease to apply after this

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Commitment Letter has been accepted by you.  Notwithstanding anything herein to the contrary, the Company (and any employee, representative or other agent of the Company) may disclose to any and all persons, without limitation of any kind, the U.S. federal income tax treatment and the U.S. federal income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure.  However, no disclosure of any information relating to such tax treatment or tax structure may be made to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws.

The reimbursement, indemnification and confidentiality provisions contained herein shall remain in full force and effect regardless of whether the Facility Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder.

Each Lead Lender Party hereby notifies you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) the “Act” ) it is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow it to identify you in accordance with the Act.

The Company and each Lead Lender Party acknowledge and agree that the structuring, arranging and syndication of the Facility is an arm’s length transaction between the Company, on the one hand, and the Lead Lender Parties, on the other.  In connection therewith and with the process leading to such transaction, the Company acknowledges and agrees that each Lead Lender Party is acting solely as a principal and not as the agent or fiduciary or in any other position of higher trust of the Company and that no Lead Lender Party has assumed (i) any fiduciary responsibility in favor of the Company with respect to the financing contemplated hereby or (ii) any other obligation to the Company except for the obligations expressly set forth in this Commitment Letter.  The Company covenants and agrees that it will not claim that any Lead Lender Party owes a fiduciary or other similar duty to the Company in connection with the financing contemplated hereby or the process leading thereto.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet by returning to our counsel, Davis Polk & Wardwell, executed counterparts hereof not later than 5:00 p.m., New York City time, on October 15, 2007.  The Lead Lenders’ respective commitments and the Arrangers’ agreements herein will expire at such time in the event such counsel has not received such executed counterparts in accordance with the immediately preceding sentence.

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Peter Kettle
Name: Peter Kettle
Title: Director

BANC OF AMERICA SECURITIES LLC

By:
Name:
Title:

BANK OF AMERICA, N.A.

By:
Name:
Title:

GOLDMAN SACHS CREDIT PARTNERS L.P.

By:
Name:
Title:

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

By:
Name:
Title:

BANC OF AMERICA SECURITIES LLC

By:	/s/ Peter C. Hall
Name: Peter C. Hall
Title: Managing Director

BANK OF AMERICA, N.A.

By:
Name:
Title:

GOLDMAN SACHS CREDIT PARTNERS L.P.

By:
Name:
Title:

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

By:
Name:
Title:

BANC OF AMERICA SECURITIES LLC

By:
Name:
Title:

BANK OF AMERICA, N.A.

By:	/s/ Jeff Hallmark
Name: Jeff Hallmark
Title: Senior Vice President

GOLDMAN SACHS CREDIT PARTNERS L.P.

By:
Name:
Title:

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

By:
Name:
Title:

BANC OF AMERICA SECURITIES LLC

By:
Name:
Title:

BANK OF AMERICA, N.A.

By:
Name:
Title:

GOLDMAN SACHS CREDIT PARTNERS L.P.

By:	/s/ Bruce Mendelsohn
Name: Bruce Mendelsohn
Title: Authorized Signatory

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Accepted and agreed to as of the date first written above by:

TEXTRON INC.

By:	/s/ Mary F. Lovejoy
Name: Mary F. Lovejoy
Title: Vice President and Treasurer

SUMMARY OF TERMS AND CONDITIONS

FOR TEXTRON INC.

$750,000,000 Senior Unsecured Credit Facility

Borrower:	Textron Inc., a Delaware corporation (the “Company”).

Facility Description:	$750,000,000 available on a fully revolving basis until September 30, 2008 (the “Facility”).

Purpose:	General corporate purposes, including the backstop of the Borrower’s commercial paper programs and acquisitions.

Lead Arrangers and Joint Bookrunners:	Citigroup Global Markets Inc., Banc of America Securities LLC and Goldman Sachs Credit Partners, L.P. (the “Arrangers”).

Administrative Agent:	Citibank, N.A. (“Citibank” or the “Administrative Agent”).

Syndication Agent:	Bank of America, N.A.

Documentation Agent:	Goldman Sachs Credit Partners, L.P.

Borrowing Options:	Providing for:
Syndicated:	(i) LIBOR advances;
(ii) Base Rate advances;

Non-Syndicated:	(iii) Competitive Bid Rate option for banks to bid for advances in U.S. dollars.

LIBOR adjustments for Regulation D will be charged by the lender banks (the “Banks”) individually.

Bid Option Description:

The Borrower may request the Administrative Agent to solicit competitive bids from the Banks at a margin over LIBOR (“Competition Bid LIBOR Loans”) or at an absolute rate (“Competition Bid Absolute Rate”).

Availability:	In multiple drawings from time to time, in an amount of $10 million or an integral multiple of $1 million in excess thereof. In no event shall there be more than five (5) different interest periods in effect for the Facility at any given time.

Interest Rates:

LIBOR (determined on the basis of the appropriate Telerate screen) plus an applicable margin (see attached Pricing Grid), expressed in basis points per annum, payable at the end of each interest period or, in the case of interest periods of 6 months, quarterly in arrears and calculated based on a 360-day year for actual days elapsed (loans bearing such a LIBOR based interest rate being “LIBOR Loans”).

In the event that for any reason the Administrative Agent is unable to calculate LIBOR as indicated above, such interest rate shall be calculated by adding the applicable margin (see attached Pricing Grid), expressed in basis points per annum, to the interbank offered rate, as determined by the Reference Banks, for US Dollars.

Alternatively, the higher of (i) the Administrative Agent’s floating prime lending rate or (ii) the federal funds rate plus 0.50% per annum (such rate being the “Base Rate” and such loans being “Base Rate Loans”). Interest for Base Rate Loans shall be paid quarterly on the basis of a 365 day year for actual days elapsed.

Default Rate:	Two percent (2%) per annum above the higher of the rate applicable to the loans or the Base Rate as specified above.

Interest Periods:	Syndicated Borrowings:

LIBOR Loans – 1, 2, 3 or 6 months.

Non-Syndicated Borrowings:

Competitive Bid LIBOR Loans – minimum 1 month. Competitive Bid Absolute Rate Loans – minimum 7 days.

Notice of Borrowing:	The Borrower will give the Administrative Agent and the Banks five (5) business days’ notice of intent for

Competitive Bid LIBOR Loans, three (3) business days’ notice for LIBOR Loans, one (1) business day’s notice for Competitive Bid Absolute Loans and same day notice for Base Rate Loans.

Termination or Reduction of the Credit Facility:	The Company may terminate all or any portion (subject to a minimum of $10 million or the equivalent) of the Facility at any time upon three (3) business days’ notice.

Optional Prepayments:

Base Rate Loans may be prepaid at any time with one (1) business day’s notice. LIBOR Loans may be prepaid at any time within four (4) business days’ notice, subject to reimbursement of breakage costs. Any optional partial prepayment shall be in an amount of $10 million or an integral multiple of $1 million in excess thereof.

Mandatory Prepayments/Reductions:

Loans under the Facility shall be prepaid, and the commitments thereunder permanently reduced, by amounts equal to 100% of the net cash proceeds of issuances of debt securities of the Company after October 12, 2007.

Facility Fee:	A per annum fee calculated on a 360-day basis payable on each Bank’s commitment irrespective of usage, payable quarterly in arrears, as shown in the attached Pricing Grid.

Representations and Warranties:	Substantially similar to those contained in the existing Five-Year Credit Agreement dated as of March 28, 2005, as amended (the “Existing Credit Agreement”):

	1.	Organization, Powers and Good Standing.
	2.	Authorization of Borrowing, etc.
	3.	Financial Condition.
	4.	No Material Adverse Change.
	5.	Litigation.
	6.	Payment of Taxes.
	7.	Governmental Regulation.
	8.	Securities Activities.
	9.	ERISA Compliance.
	10.	Certain Fees.

Conditions to Effectiveness:	Substantially similar to those contained in the Existing Credit Agreement:

	1.	Execution of satisfactory loan documentation.
2.

The Banks shall have received (i) satisfactory opinions of counsel to the Company and of counsel to the Administrative Agent as to the transactions contemplated hereby and (ii) such other corporate resolutions, certificates and other documents as the Administrative Agent shall reasonably request.

Conditions to Borrowing:	Substantially similar to those contained in the Existing Credit Agreement:

	1.	There shall exist no default under the loan documentation.
	2.	All representations and warranties (except for No Material Adverse Change) of the Company contained in the loan documentation shall be true and correct.
	3.	There shall exist no order, judgment or decree of any court, arbitration or governmental authority purporting to enjoin or restrain the proposed borrowing.
	4.	All loans made by the Bank shall be in full compliance with the Federal Reserve’s Margin Regulations.
	5.	In the case of the first borrowing, consummation of the acquisition of the majority of the equity interests in United Industrials Corp.

Covenants:	Substantially similar to those contained in the Existing Credit Agreement:

	1.	Financial statements and other reports.
	2.	Corporate existence.
	3.	Payment of taxes.
	4.	Maintenance of property and insurance.
	5.	Inspection.
	6.	Compliance with laws.
	7.	Mergers.
	8.	Liens.
	9.	Use of proceeds.

Financial Covenant:	Consolidated Indebtedness of Textron Manufacturing not to exceed 65% of Consolidated Capitalization (with each term defined as in the Existing Credit Agreement).

Events of Default:	Substantially similar to those contained in the Existing Credit Agreement:

	1.	Failure to make payments when due; failure to pay any interest or fees payable under the credit agreement within 5 days of when due.
	2.	Failure to meet any term, covenant, or agreement within grace periods where appropriate.
	3.	Inaccurate or false representations or warranties.
	4.	Cross default to other debt, aggregating more than $100 million.
	5.	Judgment defaults aggregating more than $100 million.
	6.	Certain ERISA events giving rise to a Material Adverse Effect.
	7.	Other defaults, including, but not limited to, insolvency and bankruptcy.

Increased Cost; Yield Protection; etc.:

Usual for facilities of this type, including, but not limited to, compensation with respect to prepayments, failure to borrow after giving notice, changes in capital adequacy, illegality, change in circumstances, reserves and withholding taxes.

Required Banks:	More than 50%.

Assignments and Participations:

Assignments by the Banks are permitted with the consent of the Company and the Administrative Agent, which consents shall not be unreasonably withheld. However, assignments will not require the consent of the Company in the event of (i) an event of default or (ii) a change of ownership or control of the Company.

Assignments to Federal Reserve Banks, incumbent Banks or Bank affiliates will not require consent of the Company.

Assignments shall be made in minimum amounts of $10

million or the aggregate amount of the assigning Bank’s commitment, whichever is less; however, if the assignee is an incumbent Bank the minimum amount of assignment shall be $5 million. Following any such assignment, in no event shall the assigning Bank under the Facility hold less than $10 million in loans or commitments unless such Bank shall have assigned all of its interest in the Facility.

Participations will not require consent and may be granted with voting rights limited to decisions affecting changes in amount, rate, fee and maturity date.

Indemnification:	As contained in the Existing Credit Agreement.

Governing Law:	State of New York.

Counsel to Administrative Agent:	Davis Polk & Wardwell

PRICING SCHEDULE

Each of “Facility Fee Rate” and “Euro-Dollar Margin” means, for any date, the rate set forth below in the row opposite such term and in the row corresponding to the “Utilization” at such date:

Facility Fee Rate	0.04%

Euro-Dollar Margin
Utilization < 50%	0.21%
Utilization > 50%	0.26%

For purposes of this Schedule, “Utilization” means, at any date, the percentage equivalent of a fraction (i) the numerator of which is the aggregate outstanding principal amount of the loans under the Facility at such date (after giving effect to any borrowing or payment on such date) and (ii) the denominator of which is the aggregate amount of the commitments under the Facility at such date (after giving effect to any reduction on such date).  If for any reason any Loans remain outstanding after termination of the commitments under the Facility, Utilization shall be deemed to be 100%.